Exhibit 10.29

STOCK PURCHASE AGREEMENT

BY AND AMONG

Esports Entertainment Group, Inc.

AND

AHG ENTERTAINMENT ASSOCIATES, LLC

LHE ENTERPRISES LIMITED

JuLY 7, 2020

i

ii

Schedules and Exhibits:

Exhibit A	Form of Warrant

Disclosure Schedules

Schedule 3.01(b) Company Subsidiaries

Schedule 3.05(d) Company Ownership Percentage of each Subsidiary

Schedule 3.08(c) Undisclosed Liabilities

Schedule 3.09(a) Material Contracts

Schedule 3.12(a) Owner Real Property

Schedule 3.12(a)(ii) Leased Real Property

Schedule 3.14(a) Registered Intellectual Property

Schedule 3.14(b) Licensed Intellectual Property

Schedule 3.14(c) Pending Intellectual Property Matters

Schedule 3.14(g) Infringement/misappropriation of Intellectual Property

Schedule 3.14(k) Company Proprietary Software

Schedule 3.14(l) Open Source Software

Schedule 3.17 Permits and Permit Applications

Schedule 3.19(a) Employees

Schedule 6.03(a) Rights to Indemnification

Schedule 8.02(c) Consents

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 7, 2020, is entered into by and among Esports Entertainment Group, Inc. a company incorporated under the laws of the State of Nevada with registered number E0473092008-2 (“Purchaser”), LHE Enterprises Limited, a company registered in Gibraltar with registered number 111538 (the “Company”), and AHG Entertainment Associates, LLC a Florida limited liability company with registered number L10000073919 (“Seller”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company consisting of 1,000 shares (“Company Shares”).

WHEREAS, the Acquired Companies are engaged in the business of real money online sports betting and gaming (the “Business”).

WHEREAS, the managers of Seller (the “Seller Managers”), deems it advisable and in the best interests of the Company, Seller and their stockholders and members that Seller sell to Purchaser, and Purchaser acquire from Seller, all of the issued and outstanding Company Shares, on the terms and subject to the conditions of this Agreement.

WHEREAS, this Agreement has been approved by the Seller Managers.

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, all of the issued and outstanding Company Shares, on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.

Definitions

Section 1.01	Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each Subsidiary of the Company, including (i) Argyll Entertainment AG, a company registered in Switzerland with registered number CHE-244.999.055 and its registered office address at Bahnhofstrasse 10, 6300, Zug, Switzerland, (ii) Nevada Holdings Limited a company registered in Malta with registered number C65659 and its registered office address at Level 1, Casal Naxaro, Labour Avenue, Naxxar NXR 9021 Malta and (iii) Argyll Productions Limited, a company incorporated in England and Wales with registered number 08644076 and its registered office address at 15-17 Grosvenor Gardens, London, SW1W 0BD, UK.

“Advance Payment” means $500,000 non-refundable deposit paid to Seller upon the execution of the Binding Letter of Intent between the parties entered into on May 6, 2020.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Consideration” means (a) U.S. $1,250,000 (including the “Advance Payment”), (b) the Consideration Shares and (c) the Consideration Warrants

Applicable Law” means, with respect to any Person, any federal, state, common, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, circular, guidance notes, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet Date” means December 31, 2019.

“Business” means the business of real money online sports betting and gaming carried on by the Company and the Acquired Companies as at the date of this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date Payment” means Seven Hundred and Fifty Thousand United States Dollars (US$750,000)

“Closing Indebtedness” means the aggregate principal amount of, and accrued interest on, all Indebtedness of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company IP” means all Intellectual Property Rights and Technology owned by any Acquired Company.

“Company Products” means all of the (a) Company IP that any Acquired Company (i) currently owns, develops, markets, distributes, sells, licenses, or otherwise makes available to third parties, or (ii) has owned, developed, marketed, distributed, sold, licensed or otherwise made available to third parties since inception, and (b) services that any Acquired Company (i) currently provides, licenses or otherwise makes available to third parties, or (i) has provided, licensed or otherwise made available to third parties since inception.

“Company Proprietary Software” means Software owned by any Acquired Company or its Affiliates and used in, held for use in, or related to the conduct of the Business.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company Shares” has the meaning set forth in the Recitals.

“Competition Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers

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“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any material contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Consideration Shares” means the 650,000 shares of the Purchaser’s restricted common stock, par value $0.0001 to be allotted and issued to the Seller at the Closing.

“Consideration Warrants” means warrants to purchase up to 1,000,000 shares of the Purchaser’s common stock pursuant to the terms of the form of warrant attached hereto as Exhibit C.

“Consultants” means all persons who are not Employees or Workers and who are providing services to the Company or any of the Acquired Companies under an agreement that is not a contract of employment with the Company or the Acquired Companies.

“Copyrights” means (i) mask work rights, registrations and applications for registration thereof throughout the world and (ii) copyrights in works of authorship of any type, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.

“Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature (including reasonable costs of investigation and any fees, charges, costs and expenses associated with any Proceeding commenced by the Purchaser for the purpose of enforcing any of its rights under Section 10), but excluding punitive Damages other than as owed to a third party.

“Data Protection Laws” means all laws relating to data protection and privacy which are from time to time applicable to the Company or any of the Acquired Companies (or any part of their business), including: (i) the Data Protection Act 1998 and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (ii) the GDPR and all related national laws, regulations and secondary legislation, including the Data Protection Act 2018; (iii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing and; (iv) any analogous laws or legislation in any part of the world.

“Disclosure Schedule” means the disclosure schedule regarding this Agreement that has been provided by Seller to Purchaser and dated the date of this Agreement.

“Employee” means any employee of any Acquired Company.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

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“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, notifications, allowances, credits, waivers, exemptions and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Audit” means financial audit of the Company and the Acquired Companies for the 2018 and 2019 fiscal years in accordance with US GAAP.

“Former Employee” means any person who was previously an Employee since January 1, 2011.

“GDPR” means the General Data Protection Regulation (EU) 2016/679

“Generally Available Software” means non-customized “off-the-shelf” or “shrink-wrapped” software that (i) is licensed to an Acquired Company solely in executable or object code form pursuant to a nonexclusive, internal use software license; (i) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Acquired Company’s products or services; and (iii) is generally commercially available to any licensee on standard terms.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, without duplication, any liability or obligation of a Person for any amount owed (including (a) unpaid interest, (b) premium thereon, (c) any Prepayment Penalties and (d) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (i) borrowed money, (ii) capitalized lease obligations, (iii) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction, (iv) obligations for the deferred purchase price of property or services (other than current liabilities for such property or services incurred in the ordinary course of business, but including milestone payments and other types of earnouts or contingent payments due for the acquisition of capital stock or assets of another Person), (v) any obligations with respect to any factoring programs, and (vi) any liability or obligation of the type described in clauses “(i)” through “(v)” guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable recorded as a current liability and incurred in the ordinary course of business or any obligations under undrawn letters of credit.

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“Intellectual Property Rights” means all patents, trade marks, service marks, registered designs, copyrights, moral rights, database rights, rights in computer software and data, design rights, trade or business names, domain names, inventions, processes, logos, emblems, rights to use (and protect the confidentiality of) confidential information (including know-how and Trade Secrets) and all other intellectual property rights and similar property rights of whatever nature and in each case, whether or not registered and including applications for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist in the future in any part of the world.

“Intercompany Indebtedness” means intercompany loans, accounts and balances by and between Seller and any Acquired Company or by and between any Acquired Companies.

“IT Contracts” means all material agreements or arrangements (whether or not in writing and including those currently being negotiated) under which any third party (including, without limitation, any source code deposit agent) provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

“Knowledge of Seller” means the actual knowledge of the Seller, and the knowledge that the Seller should have obtained after reasonable inquiry of the directors and any company secretary of an Acquired Company, as applicable.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event, change, development or state of facts (each an “Effect”) that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of any Acquired Company, taken as a whole; provided, however, that no event, change, development or state of facts (i) relating to the United States or foreign economies or securities or financial markets in general, (ii) resulting from industry-wide developments in the industry in which any Acquired Company operates, (iii) arising in connection with global health pandemics, including but not limited, Covid-19, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether arising before, on or after the date hereof, (iv) resulting from any action by or omission of Purchaser with respect to the Transaction or with respect to the Acquired Companies (including any breach of this Agreement by Purchaser); (v) resulting from any change in Applicable Law; (vi) resulting from the failure by any of the Acquired Companies or Seller to meet internal projections or forecasts (including any projections or forecasts provided to Purchaser), analyst expectations or publicly announced earnings or revenue projections, or decreases in Seller’s stock price (including as a result of failure to meet such projections, forecasts or analyst expectations); provided that this clause (vi) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to have, a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect), or (vii) resulting from the announcement or pendency of this Agreement; provided that, in the case of clauses (i), (ii), (iii) or (v), only to the extent such Effects do not, individually or in the aggregate, have a disproportionate impact on any Acquired Company relative to other Persons in similar businesses, shall, in each case, be deemed in themselves, to constitute a Material Adverse Effect.

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“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, or that is otherwise subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) to a third party that requires or conditions the use or distribution of such Software on, (i) the disclosure, licensing, or distribution of any source code for such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software.

“Organizational Documents” means, with respect to any Person other than a natural Person, the documents (i) by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership, articles of incorporation or articles, organization, certificate of formation, memorandum or association or articles of association, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity), and all amendments thereto, (ii) which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement (but shall not include any stockholders agreement relating to such Person)), and all amendments thereto, and (iii) which serve as equivalent constituent documents as those set forth in clause (i) or (ii) in any foreign jurisdiction.

“Patents” means patents and statutory invention registrations and disclosures relating thereto, in any jurisdiction worldwide, and all rights therein provided by international treaties and conventions.

“Pension Benefits” means any pension, superannuation, or retirement (including on early retirement) benefits (including in the form of a lump sum).

“Pension Plans” means the stakeholder pension plans provided by Scottish Widows and Standard Life offered by the Company to Employees.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information as well any further requirements of Article 4(1) of the GDPR.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prospective Customer” means a person who is at Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, in discussions with the Company or any of the other Acquired Companies with a view to becoming a client or customer of the Company or any of the other Acquired Companies.

“Prepayment Penalties” means any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any Indebtedness.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

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“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, registered databases, and domain names and all pending applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Restricted Business” means any business that is or would be in direct competition with any part of the Business.

“Restricted Customer” means any person who is at the time of Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, a client or customer of, or had dealings with , the Company or any of the other Acquired Companies.

“Restricted Period” means the 12-month period following the Closing Date.

“Restricted Person” means any person who is at the time of Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date , employed or directly engaged by the Company or any of the other Acquired Companies in an executive, Key Employee or managerial role.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments, and annotations.

“Straddle Period” means any period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Supervisory Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner’s Office in the UK.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of the Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

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“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes embodiments and implementations of Intellectual Property Rights, whether in electronic, written or other media, including Software, design and manufacturing schematics, bills of material, build instructions, test reports, algorithms, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, data collections, diagrams, recipes, manufacturing process technology, network configurations and architectures, proprietary technical information, protocols, layout rules, packaging and other specifications, techniques, interfaces, verification tools, works or authorship, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Third Party IP” means all Intellectual Property Rights and Technology owned by third parties, including Third Party Software, that is either (i) licensed, offered or provided to by any of the Acquired Companies to customers of the Acquired Companies as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Third Party Software” means all Software (excluding Generally Available Software) owned by third parties, including Affiliates of the Company that are not Acquired Companies that is either (i) licensed, offered or provided to customers of the Acquired Company as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Trademarks” means trademarks, service marks, service names, trade dress, logos, trade names, corporate names, business names, slogans, URL addresses, Internet domain names and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common-law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Trade Secrets” means all rights in any jurisdiction in know-how and other confidential or proprietary technical, business, and other know-how and information, including confidential or proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, bills of material, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and other similar information.

“Transaction” means the transactions contemplated by this Agreement.

“Worker” means any person who is not an Employee and personally performs work for the Company or any of the Acquired Companies but who is not in business on their own account or in a client/customer relationship.

(b) Each of the following terms is defined in the Section set forth opposite such term:

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Term	Section

Agreement	Preamble
Anti-Corruption Law	3.10(b)(iii)
Business	Recitals
Claim	10.05
Claim Dispute Notice	10.04((b)
Closing	2.01(a)
Closing Date	2.01(a)
Company	Preamble
Company Real Property	3.12
Company Shares	Recitals
Deductible	10.03(a)
Employment Dispute	3.19(h)
End Date	9.01(b)
Expiration Date	10.01(a)
Financial Statements	3.06(a)
Interim Period	5.01
IT Systems	3.15(a)
Leased Real Property	3.12
Malicious Code	3.14((j)
Material Contract	3.09(a)
Officer’s Claim Certificate	10.04(a)
Owned Real Property	3.12
Permits	3.17
Permitted Liens	3.13(a)(iv)
Pre-Closing Return	7.04
Purchaser	Preamble
Purchaser Closing Certificate	8.03(c)(i)
Purchaser Cure Period	9.01(f)
Real Property Lease	3.12
Related Person	3.21
Seller Closing Certificate	8.02(e)(ii)
Seller Cure Period	9.01(e)
Seller Managers	Recital
Straddle Period	1.01(a)
Tax Contest	7.04

Section 1.02	Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

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(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(j) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transaction.

(k) Any statement in this Agreement to the effect that any information, document or other material has been “made available” to Purchaser or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Acquired Companies on Tresorit and/or Dropbox in connection with the Transaction (and made available on a continuous basis for review therein by Purchaser and its Representatives) no later than 12:01 a.m., Eastern Time, on the date that is three Business Days prior to the date of this Agreement.

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ARTICLE 2.

Description of the Transaction

Section 2.01	The Closing; Purchase and Sale of Subject Shares.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, Iselin NJ 08830 at 9:00 a.m. local time on a date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last of the conditions set forth in Section 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, to the extent Purchaser and Seller so agree, documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means in lieu of an in-person closing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller for the Closing Date Payment, all of the issued and outstanding Company Shares, free and clear of all Liens.

Section 2.02	Closing Deliveries.

(a) Seller Closing Deliveries. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) stock certificates representing in the aggregate all of the issued and outstanding Company Shares and stock certificates representing all of the share capital of the other Acquired Companies;

(ii) all documents, duly executed and/or endorsed by Seller, necessary to enable title to the Company Shares to pass into the name of Purchaser, including a stock transfer form providing for the transfer of the Company Shares into the name of Purchaser;

(iii) a copy of the minutes of a meeting of the Managers of the Seller authorizing the execution by the Seller of this Agreement (and any other documents referred to in this Agreement to which it is, or will be, a party), such a copy of the minutes being certified as true and correct by a Manager or the secretary of that Seller;

(iv) a copy (certified as true and correct by the Seller’s Solicitors) of any power of attorney under which this Agreement, or any document referred to in this Agreement is, or is to be, executed on behalf of any of the parties (other than the Purchaser);

(v) the Resignation Letters, in the agreed form and executed as deeds, from each of Gene Harris and David Griffiths resigning all their respective offices as an employee, consultant, director and/or secretary of the Company and the Acquired Companies;

(vi) Copies of all Consents, permits, approvals, registrations and waivers necessary or appropriate at the Closing Date for the consummation by Seller of the sale of the Company Shares to Purchaser and the Transaction;

(vii) Seller’s Secretary Certificate; and

(viii) Seller’s Closing Certificate;

(b) Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, the following:

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(i) to Seller, the Closing Date Payment by wire transfer of immediately available funds to the account designated by Seller;

(ii) a copy (certified by an officer of the Purchaser) of the resolutions adopted by the board of directors of the Purchaser approving the allotment and issue of the Consideration Shares and the Consideration Warrants to the Seller in accordance with this Agreement and the execution and delivery of this Agreement and any other documents required by this Transaction (the “Transaction Documents”) to be delivered by the Purchaser in connection therewith;

(iii) stock certificates representing the Consideration Shares issued to the Seller in accordance with this Agreement;

(iv) fully executed Consideration Warrants issued to the Seller in accordance with this Agreement; and

(v) the Purchaser Closing Certificate.

ARTICLE 3.

Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Purchaser:

Section 3.01	Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Gibraltar and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 3.01(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) has all requisite corporate power and authority to carry on its business as now conducted. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.

(c) Seller has made available to Purchaser accurate and complete copies of: (i) the Organizational Documents of each Acquired Company; and (ii) the stock/equity ownership records of each Acquired Company. The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of each Acquired Company, the board of directors of each Acquired Company and all committees thereof, made available to Purchaser by Seller since January 1, 2018, are accurate and complete in all material respects. There has not been any violation of any of the provisions of the Organizational Documents of any Acquired Company, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted since January 1, 2018 by the stockholders of such Acquired Company, the board of directors of such Acquired Company or any committee thereof.

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(d) Section 3.01(d) of the Disclosure Schedule lists any and all (i) material Company Products and any product or service currently under development by the Company or referencing the name of the Company, (ii) brand or marketing collateral of any Acquired Companies referencing the name of the Company and (iii) Material Contracts to which the Company is a party or which reference the Company (other than in connection with factual descriptions of the ownership structure of the Acquired Companies).

Section 3.02	Corporate Authorization.

Each of Seller and the Company has all requisite power and authority to enter into and to perform its obligations under this Agreement and all related Transaction documents; and the execution, delivery and performance by Seller and the Company of this Agreement and all related Transaction documents have been duly authorized by all necessary action on the part of Seller and the Company and their respective boards of directors, boards of Managers, members or stockholders, as applicable. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03 Governmental Authorization. The execution, delivery and performance by Seller and the Company of this Agreement and the consummation by Seller and the Company of the Transaction require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of applicable U.S. state or federal securities laws, (ii) a Change of Control notification to be filed after the Closing Date with the UK Gambling Commission in respect of the Company and (ii) any actions or filings the absence of which would be, individually or in the aggregate, material to Seller or the Company or impair the ability of Seller or the Company to consummate the Transaction.

Section 3.04 Non-contravention. The execution, delivery and performance by Seller and the Company of this Agreement and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Seller or any Acquired Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract binding upon any Acquired Company or any material Permit affecting, or relating in any way to, the assets or business of any Acquired Company or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company.

Section 3.05	Capitalization; Subsidiaries.

(a) The issued and outstanding Company Shares consist of 1000 shares of USD10 each, all of which are owned by Seller free and clear of any Liens. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no Company Shares that remain subject to vesting or forfeiture restrictions. Except as otherwise set forth above, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

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(b) All outstanding Company Shares have been issued and granted in material compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(c) The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(d) Section 3.05(d) of the Disclosure Schedule lists for each Subsidiary of the Company the percentage of equity securities owned or controlled, directly or indirectly, by the Company as of the date hereof. No Acquired Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company or a Subsidiary of the Company free and clear of any Liens

Section 3.06	Financial Statements.

(a) Seller has made available to Purchaser the Company’s and each of the other Acquired Companies’ consolidated balance sheets as of 2018 and 2019, and the related consolidated profit and loss accounts for each of the years ended, 2018 and 2019, as well as the unaudited balance sheet and profit and loss account of the Company and the other Acquired Companies through April 30, 2020 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, and (iii) give a true and fair view, in accordance with Swiss GAAP with respect to Argyll Entertainment AG and UK GAAP in respect of Argyll Productions Limited and Nevada Holdings Limited (the “Applicable Accounting Requirements”), of the financial position of the Acquired Companies at the dates therein indicated and the results of operations of the Acquired Companies for the periods therein specified.

(c) The books of account and other financial records of the Acquired Companies have been kept accurately in the ordinary course of business consistent with Applicable Laws in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein in all material respects. The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the applicable Acquired Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Applicable Accounting Requirements and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

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Section 3.07 Absence of Certain Change. Between the Balance Sheet Date and the date of this Agreement, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and there has not been:

(a) other than as listed in 3.07(a) of the Disclosure Schedule, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction, abandonment, or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Acquired Company;

(c) any amendment of the Organizational Documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(d) other than as listed in 3.07(d) of the Disclosure Schedule, any splitting, combination or reclassification of any shares of capital stock of any Acquired Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(e) other than as listed in 3.07(e) of the Disclosure Schedule, any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any capital stock of any Acquired Company;

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Acquired Company other than incurred in the ordinary course of business consistent with past practice;

(g) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Acquired Company of any material assets, securities, properties, interests or businesses;

(h) any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of any Acquired Company, other than sales or licenses of Company Products in the ordinary course of business consistent with past practice;

(i) the making by any Acquired Company of any loans, advances or capital contributions to, or investments in, any other Person;

(j) other than as listed in 3.07(j) of the Disclosure Schedule, the creation, incurrence or assumption by any Acquired Company of any Indebtedness, other than Intercompany Indebtedness and Indebtedness that has been incurred from time to time under any Acquired Company’s existing loan agreements in the ordinary course of business;

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(k) (i) the entering into of any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect any Acquired Company, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to Intellectual Property Rights or otherwise), in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company;

(l) the sale, disposition, transfer or license to any Person of any rights to any Technology or any Intellectual Property Rights (other than on a non-exclusive basis in the ordinary course of business consistent with past practice); or the sale, disposition or transfer or providing a copy of the source code for Company Proprietary Software to any Person;

(m) the entering into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any Third Party IP;

(n) (i) the grant or increase of, or commitment to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, including pursuant to any employee benefit plan, (ii) the hiring or termination of any employee, officer, director or consultant of any Acquired Company, (iii) the adoption, entering into, modification or termination of any employee benefit plan, (iv) the acceleration of the vesting or payment of any compensation or benefits under any employee benefit plan, or (v) the grant of any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, other than, with respect to clauses (i) and (ii) above, in the ordinary course of business consistent with past practice to any advisor, consultant or employee of any Acquired Company;

(o) any change in the methods of accounting or accounting practices of any Acquired Company, except as required by concurrent changes in Applicable Accounting Requirements, as agreed to by its independent public accountants;

(p) any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against any Acquired Company, (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(q) other than as listed in 3.07(q) of the Disclosure Schedule, any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any material Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any Tax audit or inquiry filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(r) any agreement or commitment to take any of the actions referred to in clauses (a) through (q).

Section 3.08 No Undisclosed Liabilities. No Acquired Company has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

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(a) liabilities or obligations disclosed and provided for in the Financial Statements or in the notes thereto;

(b) liabilities that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) the liabilities or obligations identified in Section 3.08(c) of the Disclosure Schedule; and

(d) liabilities or obligations arising under this Agreement or that would not reasonably be expected to be material to the Acquired Companies.

Section 3.09	Material Contracts.

(a) No Acquired Company, is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i) other than as listed in 3.09(a)(i) of the Disclosure Schedule, any lease (whether of real or personal property) providing for annual rentals of the equivalent of $20,000 or more;

(ii) other than as listed in 3.09(a)(ii) of the Disclosure Schedule, any Contract pursuant to which any Intellectual Property Right or Technology, including any Third Party IP, is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than Contracts for Generally Available Software;

(iii) any Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party.

(iv) any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Closing Date, the right or ability of Purchaser or any of its Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Purchaser or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by any Acquired Company or any related Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Intellectual Property Right or Technology;

(v) other than as listed in 3.09(a)(v) of the Disclosure Schedule, any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;

(vi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since inception pursuant to which any Acquired Company has any current or future rights or obligations;

(vii) other than as listed in 3.09(a)(vii) of the Disclosure Schedule, any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

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(viii) any Contract relating to the acquisition, issuance or transfer of any securities;

(ix) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(x) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business and intercompany guarantees among the Acquired Companies);

(xi) other than as listed in 3.09(a)(xi) of the Disclosure Schedule, any Contract relating to the creation of any Lien (other than Permitted Liens) with respect to any asset of any Acquired Company;

(xii) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xiii) other than as listed in 3.09(a)(xiii) of the Disclosure Schedule, any Contract with any Related Person;

(xiv) any Contract with a Governmental Authority generating revenues or that has been executed within six months prior to the date of this Agreement;

(xv) any employment, severance, retention, change-in-control, bonus or other Contract with any current or former employee, officer, director, advisor or consultant of any Acquired Company (A) pursuant to which any Acquired Company has any current or future rights or obligations other than as a result of normal employment status, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the Transaction, or (C) that otherwise restricts any Acquired Company’s ability to terminate the employment or engagement of such individual without penalty or liability (excluding any penalty or liability in respect of the employee’s notice period and right not to be unfairly dismissed), other than, in each case, Contracts entered into in the ordinary course of business consistent with past practice with any advisor, consultant or employee of any Acquired Company;

(xvi) any Contract that cannot be provided to the Purchaser; and

(xvii) any other Contract not made in the ordinary course of business that is material to any Acquired Company.

(b) Subject to the limitations set forth in Section 5.03(b), Seller has made available to Purchaser accurate and complete copies of all written Contracts identified in Section 3.09(a) of the Disclosure Schedule, including all amendments thereto. Subject to the limitations set forth in Section 5.03(b), Section 3.09(a) of the Disclosure Schedule provides an accurate description of the material terms of each Material Contract identified in Section 3.09(a) of the Disclosure Schedule that is not in written form. Seller has notified Purchaser of any Contracts or portions thereof that Seller has withheld from Purchaser pursuant to Section 5.03(b) and has disclosed to Purchaser any material liabilities or obligations under any such Contracts, to the extent permitted thereunder.

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(c) Each Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, and no Acquired Company is and, to the Knowledge of Seller, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of Seller, other than as set forth in Section 3.04 of the Disclosure Schedule regarding the consummation of the Transaction, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) No Acquired Company has received any written notice or, to the Knowledge of Seller, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e) No Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

Section 3.10	Compliance with Applicable Laws.

(a) Each Acquired Company is, and has at all times been, in material compliance with, and to the Knowledge of Seller is not, and at no time has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

(b) No Acquired Company has and, to the Knowledge of Seller, no employee or other Person associated with or acting on behalf of any Acquired Company (including any agent) has, directly or indirectly, in connection with any Acquired Company:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated or committed any offence under any provision of the U.K. Bribery Act 2010, the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption law (the “Anti-Corruption Law”); or

(iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(c) There are no pending and, to the Knowledge of Seller, there have not been any threatened claims or investigations or potential violations, or other actions, conditions or circumstances giving rise to any future claims or investigations of potential violations, of applicable Anti-Corruption Laws by any Acquired Company related in any way to any Acquired Company’s business.

(d) The Company and the Acquired Companies have at all times complied with the Data Protection Laws in all material respects.

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(e) The Company and the other Acquired Companies have complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws

(f) Neither the Company, nor the other Acquired Companies have, in the period of 1 year preceding the date of this Agreement, suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Data, and each of the Company and the other Acquired Companies have passed all regulatory audits to which they have been subject

(g) Neither the Company nor any of the other Acquired Companies has received (i) notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws or (ii) claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws and to Seller’s Knowledge, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action .

Section 3.11	Litigation.

(a) There is no pending material Proceeding, and to the Knowledge of Seller, no Person has threatened to commence any Proceeding: (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction. To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.

(b) There is no material order, writ, injunction, directive, restriction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business. To the Knowledge of Seller, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12 Real Property. The Company or one of the other Acquired Companies has good and valid title to each parcel of real property owned in fee by the Company or one of the other Acquired Companies (the “Owned Real Property”), and an equitable interest in each parcel of real property leased by the Company or one of the other Acquired Companies (the “Leased Real Property” and together with the Real Property, the “Company Real Property”). Section 3.12(a) of the Disclosure Schedule lists each parcel of Owned Real Property and Section 3.12(a)(ii) of the Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”).

(a) The Company Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice within the 12 months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Real Property. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of Seller, threatened with respect to any of the Company Real Property. Each Acquired Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto.

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(b) The Company has made available to Purchaser true and complete copies of the Real Property Leases, together with all amendments, modifications and supplements thereto. With respect to the Leased Real Property, no Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property, other than Permitted Liens.

(c) Except for the Company Real Property, no Acquired Company has any continuing liability in respect of any other property formerly owned or occupied by any Acquired Company either as the original contracting party or by virtue of any direct covenant having been given on a sale or assignment to any Acquired Company or as a guarantor of the obligations of any other Person in relation to such property.

Section 3.13	Properties.

(a) The Acquired Companies have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, have valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the 2019 Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on 2019 Balance Sheet;

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on 2019 Balance Sheet);

(iii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; or

(iv) Liens which do not materially detract from the value or materially interfere with any present use of such property or assets (clauses “(i)” through “(iv)” of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b) There are no developments affecting any such property or assets pending or, to the Knowledge of Seller threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c) The equipment owned by each Acquired Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(d) The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use by Seller and the Acquired Companies in connection with the Business and are adequate to conduct the Business as currently conducted.

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Section 3.14	Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all unregistered trademarks used in connection with any of the Acquired Company’s products or services. The Company has made available to Purchaser complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP. Except as set forth on Schedule 3.14(a) none of the Acquired Companies own any Patents or any patent applications.

(b) Section 3.14(b) of the Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to the Acquired Companies (other than Generally Available Software), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Right or Technology is licensed to the Acquired Companies, and (iii) whether the license or licenses granted to an Acquired Company is or are, as the case may be, exclusive or nonexclusive. No Person who has licensed Technology or Intellectual Property Rights to an Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

(c) To the Knowledge of Seller, all Company IP is valid, subsisting, and enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws. To the Knowledge of Seller, no application for, or registration with respect to, any Registered IP that is Company IP has been abandoned, allowed to lapse, or rejected, since January 1, 2012. Section 3.14(c) of the Disclosure Schedule sets forth a complete and accurate list of each filing, payment, and action that must be made or taken on or before the date that is 90 days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP. No interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or has been, pending or threatened in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged, and to the Knowledge of Seller there is no basis for a claim that any Company IP is invalid or unenforceable.

(d) No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person.

(e) The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice). The Company IP, together with the Technology and Intellectual Property Rights licensed to the Acquired Companies under the Contracts listed in Section 3.09(a) of the Disclosure Schedule, consist of all the Technology and Intellectual Property Rights (other than Generally Available Software) used in, held for use in, or otherwise necessary for the conduct of the Business as currently conducted.

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(f) To the Knowledge of Seller, no current or former stockholder, officer, director, or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any Technology or Intellectual Property Rights used by any Acquired Company. To the Knowledge of Seller, no employee of any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Acquired Company or (ii) in breach of any Contract with any former employer or other Person concerning Technology, Intellectual Property Rights or confidentiality.

(g) To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.14(g) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement (and the Company has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(h) No Acquired Company has received written notice that it has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. Without limiting the foregoing, the Company Products do not infringe, misappropriate or violate the Intellectual Property Rights of any other Person and have not infringed, misappropriated or violated the Intellectual Property Rights of any other Person, except that with regard to Patent rights of third parties, the foregoing representation is made to the Knowledge of the Seller. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against any Acquired Company or against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. No Acquired Company has received any notice (in writing) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any written notice inviting an Acquired Company to take a license under any Intellectual Property Right.

(i) Neither the execution, delivery, or performance of this Agreement nor the consummation of the Transaction will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) other than as listed in 3.14(i)(ii) of the Disclosure Schedule, a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.09(a) of the Disclosure Schedule by reason of Section 3.09 (a)(ii) or Section 3.09(a)(iii); (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right, including any such grant, assignment or transfer by Purchaser or its Affiliates.

(j) No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(k) Except as listed on Schedule 3.14(k) the Company has no Company Proprietary Software.

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(l) Section 3.14((l) of the Disclosure Schedule sets forth an accurate and complete list of all material Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any Company Product, which list specifies (A) the Contract under which each such item of Open Source Software has been licensed to the applicable Acquired Company, (B) whether such item of Open Source Software has been modified by the Company, and (C) whether such item of Open Source Software is or was distributed by an Acquired Company. Except as specified in Section 3.14(l) of the Disclosure Schedule, no Company Product is subject to any “copy left” or other obligation or condition (including any obligation or condition under any “open source” license) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Product, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof, (C) licensing or otherwise distributing or making available a Company Product or any portion thereof for a nominal or otherwise limited fee or charge, or (D) granting any patent rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license distribute or charge for any Company Product or any Intellectual Property Rights therein.

(m) The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

Section 3.15	Information Technology.

(a) The information technology systems owned by the Company and the Acquired Companies (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) each Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (b) each Acquired Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. To the Knowledge of Seller, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. Each Acquired Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

(b) The Seller has no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business.

(c) The Company and the Acquired Companies have obtained all necessary rights from third parties to enable their use of any Third Party Software used for the purposes of the Business.

(d) All elements of the IT Systems (i) are functioning properly in accordance with all applicable specifications and with the service levels set out in the IT Contracts and (ii) include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance.

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Section 3.16 Insurance Coverage. Seller has made available to Purchaser accurate and complete copies of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies. Seller has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.17 Licenses and Permits. Each Acquired Company has, and at all times has had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority required for the Business (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct its business in accordance with Applicable Law. Other than as listed in 3.17 of the Disclosure Schedule, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 3.17 of the Disclosure Schedule sets forth an accurate and complete list of all Permits issued to any Acquired Company. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transaction will be, in full force and effect. Section 3.17 of the Disclosure Schedule sets forth an accurate and complete list of all Permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain.

Section 3.18	Tax Matters.

(a) Each Acquired Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed for all taxable years since inception. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by such Acquired Company (whether or not shown on any Tax Returns and including estimated Taxes that are required to have been paid) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(b) No deficiencies for Taxes with respect to any Acquired Company have been claimed or assessed by any Tax authority or other Governmental Authority for all taxable years since inception, and there is no existing audit or inquiry of any Tax authority or other Governmental Authority in relation to any such deficiencies. There are no pending or, to the Knowledge of Seller, threatened, audits, inquiries, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company. Other than as listed in 3.18(b) of the Disclosure Schedule, to the Knowledge of Seller, there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any Acquired Company. The Company has delivered or made available to Purchaser complete and accurate copies of all federal, state, local and foreign Tax Returns of each Acquired Company (and any predecessor thereof) for all taxable years ending on or after inception, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessors thereof) since inception. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes is in effect with any Tax authority, and each employee of an Acquired Company who is authorized to act on behalf of such Acquired Company with respect to any Taxes is identified on Section 3.18(b) of the Disclosure Schedule.

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(c) There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable).

(d) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account.

(e) No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract in respect of any party other than an Acquired Company.

(f) No Acquired Company has participated or plans to participate in any Tax amnesty program, or within the last six years has been party to a transaction that has been required to be disclosed to, or that has required a formal clearance or ruling from, any Tax authority or other Governmental Authority.

(g) No Acquired Company has liability for the Taxes of any Person other than an Acquired Company (i) as a transferee or successor, (ii) by Contract or (iii) otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements in respect of any party that is not an Acquired Company).

(h) Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holders of such Acquired Company or other Person. Each Acquired Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(i) All documents which are required (i) to establish the title of any Acquired Company to any asset or (ii) to enforce any rights of any Acquired Company, and in each case in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped and such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(j) No liability to pay any Stamp Duty Land Tax (or further Stamp Duty Land Tax) (i) has arisen but is unpaid or (ii) will arise, in each case in connection with any interest in land located in the United Kingdom held by any Acquired Company prior to the Closing Date.

Section 3.19	Employees and Employee Benefit Plans.

(a) Section 3.19(a) of the Disclosure Schedule sets forth, in respect of each Employee, the name of employer, name, date of commencement of employment, notice period (or date of expiry of fixed term), the position held and job location, salary, fees or wages (stating whether overtime is contractual or discretionary). No Acquired Company has granted or is obliged to grant any options or rights under any share ownership or share option plan and no Employee Benefit Trust exists. No Acquired Company has employed any individual in the United States. Except as could not result in liability to an Acquired Company, no Acquired Company or ERISA Affiliate of an Acquired Company maintains any plan, agreement, policy or arrangement that is subject to ERISA.

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(b) No notice to terminate the contract of any Employee, Consultant or Worker (whether given by the relevant employer or by the Employee, Consultant or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Company or any of the other Acquired Companies and any current or former (i) Employee relating to their employment, its termination or any reference given by the Company or any of the Subsidiaries regarding such Employee (ii) Worker relating to their contract, its termination or any reference given by the Company or any of the Subsidiaries regarding such Worker; or (iii) Consultant relating to their contract, its termination or any reference given by the Company or any of the Subsidiaries regarding such Consultant.

(c) Every Employee, Consultant or Worker who requires permission to work in the UK has current and appropriate permission to work in the UK.

(d) Seller has made available to Purchaser all current employment policies and staff handbooks pertaining to the Employees, Constants or Workers.

(e) No contractual or gratuitous payment (including in the form of a “golden parachute”), benefit or accelerated benefit has been made or may become due to be made to any Employee, Consultant or Worker in connection with the Transaction nor will the consummation of the Transaction enable any Employee to terminate his or her employment.

(f) No offer of employment or engagement has been made by the Company or any of the Subsidiaries that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

(g) No amounts due to, or in respect of, any Employee or Former Employee are in arrears or unpaid and there are no amounts that have accrued but are not yet due to be paid. No Acquired Company has made any loan or advance to any Employee that is outstanding.

(h) No Employee or Former Employee is involved in any existing, pending or, to the Knowledge of Seller, threatened claim or dispute by or in respect of any Employee, Former Employee or employee representative representing any Employee (“Employment Dispute”) and has not been involved in any Employment Dispute in the twelve month period prior to the date of this Agreement. To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to result in or be the basis for any Employment Dispute, or that may suggest that any of the provisions of this Agreement may lead to any Employment Dispute.

(i) Each Acquired Company has complied in all material respects with all Applicable Laws and codes of practice in respect of each Employee and Former Employee. No Acquired Company has at any time discriminated against or caused any Employee to suffer any detriment on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, hours that they work, temporary nature of their employment, membership of a trade union or status as an employee representative or otherwise in contravention of any legislation.

(j) Each Acquired Company has at all times, complied with all notices, orders, and decisions made by any Commission, Executive, Inspectorate, Court, Tribunal or other authority in respect of the Employees. All Employees have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the UK Immigration, Asylum and Nationality Act 2007.

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(k) Neither the Company nor any of the other Acquired Companies has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

(l) No Acquired Company has in relation to any of the Employees (i) recognized (or done any act which might be construed as recognition of) any trade union, whether voluntarily or in terms of the statutory procedure set out in the UK Trade Union and Labour Relations (Consolidation) Act 1992, or (ii) entered into any kind of collective agreement, understanding or arrangement with any trade union, works council, staff association or any other employee representative.

(m) No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company or any of the other Acquired Companies.

(n) There are no (and nor have their ever been) employee benefit trusts, family benefit trusts or similar arrangements established by the Company or the other Acquired Companies under which any Director or former director of the Company or any of the other Acquired Companies, or any Employee or Worker (or any of their respective nominees or associates) may benefit in any form.

(o) The Company and the other Acquired Companies have complied with their automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation (the “Qualifying Scheme”). No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company or any of the other Acquired Companiess.

(p) The Qualifying Scheme is the only arrangement(s) under which the Company or any of the other Acquired Companies has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (the “Pensionable Employees”). No proposal or announcement has been made to any employee or officer of the Company or any of the other Acquired Companies as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension or lump-sum.

(q) No claims or complaints have been made or are pending or threatened in relation to the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefit or similar benefits by the Company or any of the other Acquired Companies in relation to any of the Pensionable Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

(r) No proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of any Pension Benefits. No Acquired Company has any legal or ex gratia obligation, arrangement or practice to pay Pension Benefits to or in respect of any person who is not an Employee or Former Employee.

Section 3.20	Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:

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(i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of Seller, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;

(ii) each Acquired Company is, and has at all times been, in material compliance with all Environmental Laws and all Environmental Permits, and to the Knowledge of Seller, no circumstances exist on the date hereof that will require any material capital expenditures to be incurred within one year of the date of this Agreement in order to ensure compliance with Environmental Laws and all Environmental Permits; and

(iii) to the Knowledge of Seller, there are no liabilities or obligations of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Seller, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) The Acquired Companies (and the Company Real Property) are not individually or cumulatively required to participate in any form of climate change or emissions reduction, record keeping, conservation or trading scheme.

(c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been made available to Purchaser.

(d) For purposes of this Section 3.20, the term “Acquired Company” shall include any entity that is, in whole or in part, a predecessor of such Acquired Company.

Section 3.21 Affiliate Transactions. Other than as listed in 3.21 of the Disclosure Schedule, no director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (other than any other Acquired Company) (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of any Acquired Company (a) is involved, directly or indirectly, in any business arrangement or other relationship with any Acquired Company (whether written or oral), (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or (c) is engaged, directly or indirectly, in any business that competes with the Business. In addition, to the Knowledge of Seller, no Related Person has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 3.22 Finders’ Fees. Other than as listed in 3.22 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any Acquired Company who might be entitled to any fee or commission from Seller, any Acquired Company or any Affiliates of Seller or any Acquired Company in connection with the Transaction.

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Section 3.23 Suppliers. In the 12 months preceding the date of this Agreement, the Company and the other Acquired Companies have not been materially affected in an adverse manner as a result of (i) the loss of any of any supplier(s) (ii) a reduction in trade with any of its supplier(s) or (iii) a change in the terms on which it trades with or is supplied by any of its supplier(s).

Section 3.24	Competition.

(a) Neither the Company nor the other Acquired Companies is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or the Acquired Companies conduct business and none of their respective directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law

(b) Neither the Company nor the other Acquired Companies, nor any of their respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any Competent Authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or the other Acquired Companies conducts business.

(c) No such investigation, inquiry or proceedings as referred to in Section 3.24(b) above have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings

(d) Neither the Company nor the other Acquired Companies is affected by any existing or pending decisions, judgments, orders or rulings of any government body, agency, authority or court responsible for enforcing the Competition Law of any jurisdiction, nor have they given any undertakings or commitments to any such body, agency, authority or court which affect the conduct of the Business.

ARTICLE 4.
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that:

Section 4.01 Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.02 Corporate Authorization. Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and all related Transaction Documents; and the execution, delivery and performance by Purchaser of this Agreement and all related Transaction Documents has been duly authorized by all necessary action on the part of Purchaser. Assuming the due authorization, execution and delivery of this Agreement by Seller and the Company, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange, and (b) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Purchaser to consummate the Transaction.

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Section 4.04 Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Purchaser or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 4.05 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the Transaction.

Section 4.06 Financial Ability. On the Closing Date, Purchaser will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the Closing Date Payment and the other amounts payable by Purchaser pursuant to Section 2.02(b), in each case in accordance with the terms of this Agreement.

Section 4.07 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened in writing against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 5.
Covenants of Seller and the Acquired Companies

Section 5.01 Conduct of the Acquired Companies. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), Seller shall, and shall cause each Acquired Company to, conduct the Business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact the present business organization of the Acquired Companies, (ii) maintain in effect all foreign, federal, state and local Permits of the Acquired Companies, (iii) keep available the services of officers and key employees of the Acquired Companies, and (iv) maintain satisfactory relationships with the customers and lenders of the Acquired Companies and others having material business relationships with them. Without limiting the generality of the foregoing, except (1) as set forth on Schedule 5.01, (2) as expressly permitted or contemplated by this Agreement or (3) pursuant to the written consent of Purchaser (such consent not to be unreasonably withheld or delayed), during the Interim Period, Seller shall cause each Acquired Company not to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of any Acquired Company;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed US$65,000 individually or $US200,000 in the aggregate;

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(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses;

(f) sell, lease, license, assign, convey, dispose of, encumber, or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, including any Intellectual Property Rights and Technology, other than sales and licenses of Company Products in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) make any payments to any Related Person, except for intercompany payments to the Company or the Acquired Companies;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness in excess of $US2000,000, excluding Intercompany Indebtedness and Indebtedness that may be incurred from time to time under any Acquired Company’s existing loan agreements in the ordinary course of business;

(j) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, other than in the ordinary course of business consistent with past practice (provided that, in the event such Material Contract provides for annual payments by or to an Acquired Company of £200,000 British pounds sterling or more, the Acquired Company shall be permitted to enter into, amend, or modify such Material Contract if Seller has given the Purchaser at least 5 days prior written notice of such action with respect to such Material Contract and the material terms thereof);

(k) other than as required by Applicable Law: (i) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of any Acquired Company, including pursuant to any Employee Plan, (ii) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any Employee Plan, (iii) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits under any employee benefit plan, (iv) grant, or commit to grant, any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, or (v) hire, promote or terminate, or commit to hire, promote or terminate, any employee, officer, director or consultant of any Acquired Company or who otherwise provides services to the Acquired Companies in respect of the Business, other than, with respect to clauses (i) and (v) above, in the ordinary course of business consistent with past practice to any advisor, Worker, Consultant or Employee of any Acquired Company who receives less than $US60,000 in base compensation per annum;

(l) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Intellectual Property Rights used in or otherwise material to the business of any Acquired Company, other than in the ordinary course consistent with past practice regarding Intellectual Property Rights that are not material to the conduct of the business of any Acquired Company;

(m) take any action that could reasonably be expected to trigger the release of the source code or other proprietary software of any Acquired Company to any third party;

(n) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes as agreed to by its independent public accountants;

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(o) commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company, (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the Transaction;

(p) make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; file any federal or state income tax return or any other material Tax Return; amend any Tax Return; surrender or forfeit any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(q) form or acquire any Subsidiaries; or

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that prior to Closing nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operation of the Acquired Companies, and prior to Closing, Seller and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

Section 5.02 Non-Competition/Non-Circumvention. The Seller and its managers, members, officers directors, agents, principals, partners, employees, consultants, advisors and representatives shall not:

(a) at any time during the Restricted Period, in any geographic area in which the Business (or any part of it) is being carried on at the Closing Date, carry on or be engaged, concerned or interested in, or in any way assist, (either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any Person or in any other capacity whatsoever) directly or indirectly, a Restricted Business;

(b) at any time during the Restricted Period:

(i)	canvass, solicit or otherwise seek to engage any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or

(ii)	induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company or any of the other Acquired Companies , or do any other thing which is reasonably likely to have such an effect;

(c) at any time during the Restricted Period, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

(d) at any time during the Restricted Period solicit, entice or attempt to entice away, any person who is at Closing, or has been at any time during the period of 12 months immediately preceding the Closing Date, a supplier of goods or services to the Company or any of the other Acquired Companies , if such dealings, solicitation or enticement causes or is reasonably likely to cause such a supplier to cease supplying, or to reduce its supply of goods or services to, the Company or any of the other Acquired Companies, or to vary adversely the terms upon which it conducts business with the Company or any of the other Acquired Companies;

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(e) at any time during the Restricted Period, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company or any of the other Acquired Companies, any Restricted Person, or procure or facilitate the making of any such offer or attempt by any other Person;

(f) at any time after Closing, use in the course of any business:

(i) any trade or service mark, business or domain name, design or logo which, at Closing, is being or has been used by the Company or any of the other Acquired Companies in connection with the Business; or

(ii) anything which, in the reasonable opinion of the Purchaser, is capable of confusion with any of the words, marks, names, designs or logos referred to in Section 5.02(f)(i) above;

(g) at any time after Closing, do or say anything which may be harmful to the reputation of the Company or any of the other Acquired Companies; or

(h) at any time after Closing, present himself or herself (or permit himself or herself to be presented) as:

(i) connected in any capacity with the Company or any of the other Acquired Companies (save in the normal course of employment or engagement by the Company, the Purchaser or any of the other Acquired Companies if such employment or engagement continues after Closing); or

(ii) interested or concerned in any way in the Shares (or any of them).

Section 5.03	Access to Information.

(a) Subject to Section 5.03(b), from the date of this Agreement until the Closing, upon reasonable notice and during normal business hours, and subject to Applicable Law, Seller shall and shall cause each Acquired Company to (i) give Purchaser and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Purchaser and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request, in the same form provided to Purchaser during its due diligence review, provided, that Seller need not provide financial and operating data any earlier than such information would otherwise be available in the ordinary course of business consistent with past practice, and (iii) instruct the Representatives of the Acquired Companies to cooperate with Purchaser in its investigation of the Acquired Companies. Any investigation pursuant to this Section 5.03(a) shall be conducted in such manner as not to be disruptive or interfere unreasonably with the conduct of the business of the Acquired Companies. Prior to the Closing, with the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, (A) Purchaser may contact any Suppliers to, or customers of, the Acquired Companies, and (B) Purchaser shall have the right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies. All information provided to Purchaser and its Affiliates and Representatives pursuant to this Agreement shall be considered confidential.

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(b) Seller may (i) withhold from Purchaser any Contracts entered into after the date hereof and which Seller provides notice to Purchaser of the fact that such Contracts cannot be provided to Purchaser under Applicable Law, or (ii) prohibit any investigation or examination under Section 5.03(a), where, in the case of clause (ii), Seller has determined, in its reasonable judgment and on the advice of outside legal counsel, that doing so would (A) violate Applicable Law, (B) breach a Contract or obligation of confidentiality owing to a third party, or (C) constitute a waiver of attorney-client privilege, it is agreed that Seller shall give notice to Purchaser of the fact that it is withholding such Contracts or information, and thereafter Seller and Purchaser shall, if permissible, reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information or documents to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction. Purchaser shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law.

Section 5.04 Notice of Certain Events. During the Interim Period, Seller shall promptly notify Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b) any notice or other communication from any Governmental Authority (i) delivered in connection with the Transaction or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.11 or 3.14, as the case may be, or that relate to the consummation of the Transaction;

(d) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; and

(e) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely.

No such notice shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 5.05 Intercompany Indebtedness and Lien Release. Prior to the Closing, Seller shall cancel and terminate all Intercompany Indebtedness without any continuing liability or obligation to any Acquired Company which, for the avoidance of doubt equals the total amount of £11,013,472.85 owing as follows:

(a) £1,466,622,65 due and payable by Argyll Entertainment AG to the Company; and

(b) £9,396850.20 due and payable by Argyll Entertainment AG to the Seller.

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ARTICLE 6.
Additional Covenants of the Parties

Section 6.01	Appropriate Action; Consents.

(a) Each of Seller, the Company and Purchaser shall, and Seller shall cause the Acquired Companies to, use commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transaction as promptly as practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by any Acquired Company, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transaction.

(b) The parties shall give any notices to third parties, and use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transaction, (ii) required to be disclosed in the Disclosure Schedule or (iii) required to prevent a Material Adverse Effect from occurring prior to or after the Closing.

Section 6.02	Confidentiality; Public Announcements.

(a) Purchaser and Seller hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement entered into in connection with the Binding Letter of Intent, dated as of May 6, 2020, by and between Seller and Purchaser .

(b) Without limiting any other provision of this Agreement, each of Purchaser and Seller shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither Seller, the Company nor Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, or the Transaction without the prior consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.03	Indemnification of Officers and Directors.

(a) Purchaser acknowledges that all rights to indemnification for acts or omissions occurring prior to the Closing existing as of the date of this Agreement in favor of the current and former directors, managers and officers of each Acquired Company listed in Section 6.03(a) of the Disclosure Schedule shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of three years following the Closing, and Purchaser shall cause each Acquired Company to fulfill and honor such obligations to the maximum extent permitted by Applicable Law.

(b) The provisions of this Section 6.03 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of each Acquired Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the Organizational Documents of such Acquired Company or any contract or Applicable Law.

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Section 6.04 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Acquired Companies for a period of three years from the Closing Date and shall make such records and personnel available, during normal business hours upon reasonable notice and in a manner so as to not unreasonably interfere with the conduct of business, to the other as may be reasonably requested by such party in accordance with this Section 6.04. Requests may be made under this Section 6.04 only to (a) facilitate the preparation for or the prosecution, defense, or disposition of any Proceeding (other than any Proceeding between or among any of the parties hereto) or (b) prepare and file other documents or reports required by any Governmental Authority. Notwithstanding anything herein to the contrary, neither party shall be required to make any such records or personnel available to the extent such party determines, in its reasonable judgment (after consultation with outside legal counsel), that doing so would (i) violate Applicable Law, (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of attorney-client privilege (it being agreed that such party shall give notice to the other party of the fact that it is withholding such information or documents pursuant to clauses (i) through (iii) above and thereafter the parties shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Seller shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law. In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

ARTICLE 7.
Tax Matters

Section 7.01	RESERVED.

Section 7.02	RESERVED.

Section 7.03 Cooperation on Tax Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) access to (and ability to copy) the records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority. Seller shall deliver or make available to Purchaser on the Closing Date, originals or accurate copies of all such books and records.

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Section 7.04 Contest Provisions. If, subsequent to the Closing, Purchaser or any Acquired Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”) with respect to which Purchaser has a right to indemnification under this Agreement, then within 10 days after receipt of such notice, Purchaser shall notify Seller of such notice; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest or materially increases the Seller’s liability). Purchaser shall have the right to control the conduct and resolution of such Tax Contest, provided that Purchaser shall keep Seller reasonably informed of all material developments on a timely basis, shall consider in good faith any comments provided by the Seller in connection with the conduct and resolution of such Tax Contest and Purchaser shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Seller’s indemnification obligations under this Agreement without Seller’s written consent, which consent shall not be unreasonably withheld. “Tax Contest” means any audit, other administrative proceeding or inquiry by a Government Authority, or judicial proceeding, in each case relating to the relevant Tax Return.

Section 7.05 Characterization of Payments. Any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the Aggregate Consideration paid by Purchaser pursuant to this Agreement for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

Section 7.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transaction and this Agreement shall be borne by Purchaser. Purchaser will file, and Seller shall cooperate in the preparation and filing of, all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

ARTICLE 8.
Closing Conditions

Section 8.01 Conditions to the Obligations of Each Party. The obligations of Seller and Purchaser to consummate the Transaction are subject to the satisfaction of the following conditions:

(a) Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law prior to Closing in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction shall have been made or obtained and be in full force and effect.

(b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transaction that makes illegal consummation of the Transaction.

Section 8.02 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. Each of (i) the representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for rrepresentations that speak as of a particular date, which shall be true and correct in all respects as of such date) and (ii) the other representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), in the case of this clause “(ii)”, without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

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(b) Covenants. Each of the covenants and obligations that Seller or any Acquired Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents. Each of the Consents set forth in Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Executed Agreements and Certificates. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate of a secretary or assistant secretary(the Secretary’s Certificate”), or equivalent officer, of Seller certifying copies of (A) for each Acquired Company, its charter documents as certified by the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of incorporation, and bylaws, each as amended, and (B) the resolutions of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the Transaction and, in the case of the Company, the transfer of the Company Shares and (subject only to due stamping) the registration, in the register of members, of Purchaser as the holder of the Company Common Stock following the Closing, and the incumbency and signatures of officers of Seller and the Company executing this Agreement;

(ii) a certificate executed on behalf of Seller by its Chief Executive Officer and its Chief Financial Officer (the “Seller Closing Certificate”) and containing representations and warranties of the Company (A) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(d), 8.02(f), 8.02(g) 8.02(h) and 8.02(i) have been duly satisfied, (B) specifying the total amount of the Closing Indebtedness;

(iii) the written resignations or related waivers and releases of claims listed on Schedule 8.02(e) (the “Resignations”), each effective as of the Closing and in a form reasonably acceptable to Purchaser and;

(iv) for each Acquired Company, stock certificates representing all of the issued and outstanding shares of capital stock of such Acquired Company;

(v) all of the statutory and other books (duly written up to date) of each Acquired Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Acquired Company or required to be kept by Applicable Law; and

(f) Related Party Transactions. Except as otherwise listed on Schedule 8.02(f), all material Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been made available to Purchaser) shall have been terminated.

(g) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Transaction on the terms, and conferring upon Purchaser all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Acquired Companies) payable by, or any other remedy against, Purchaser if the Transaction is consummated.

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Section 8.03 Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (ii) shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Executed Agreements and Certificates. Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate executed on behalf of Purchaser by its authorized representative and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Purchaser Closing Certificate”).

(ii) a certificate representing Consideration Shares

(iii) the Consideration Warrants

(d) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction on the terms contemplated herein.

ARTICLE 9.
Termination

Section 9.01 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing has not occurred on or before September __, 2020 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(c) by either Purchaser or Seller, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction;

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(d) by Purchaser if there shall have occurred a Material Adverse Effect;

(e) by Purchaser, if (i) any representation or warranty of Seller contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of Seller contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Seller during the 30-day period after Purchaser notifies the Company, as applicable in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.01(e) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period unless the Company, as applicable, is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(f) by Seller, if (i) any representation or warranty of Purchaser contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Purchaser during the 30-day period after Seller notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then Seller may not terminate this Agreement under this Section 9.01(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period unless Purchaser is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any other party hereto; provided that: (a) neither Seller nor Purchaser shall be relieved of any obligation or liability arising from any prior intentional and material breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.03, Section 9.03 and Article 11, which shall survive any termination of this Agreement.

Section 9.03 Payment of Expenses. If this Agreement is terminated pursuant to the Section 9.02, each of Purchaser and Seller shall be responsible for their own fees incurred in connection with the Transaction and this Agreement.

ARTICLE 10.
Indemnification

Section 10.01	Survival of Representations, Etc.

(a) The representations and warranties and other obligations made by Seller in this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date (the “Expiration Date”). Notwithstanding the foregoing, if at any time prior to the Expiration Date the Purchaser delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representation, warranty, covenant or other obligation and asserting a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, all representations and warranties made by Seller in this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) in the event of fraud or willful or intentional misrepresentation by Seller or any of its Representatives.

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(b) All representations and warranties made by Purchaser in this Agreement and in any certificate or other writing delivered at the Closing shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease, except in the case fraud or willful or intentional misrepresentation, in which case all representations and warranties of Purchaser shall survive indefinitely.

(c) The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished or made available to, or any investigation made by or knowledge of, any of the Purchaser or any of their Representatives.

(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

(e) The parties acknowledge and agree that if any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then Purchaser shall also be deemed, by virtue of its ownership of the stock of such Acquired Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 10.02 Indemnification. From and after the Closing and subject to Section 10.03, Seller shall hold harmless and indemnify the Purchaser from and against, and shall compensate and reimburse the Purchaser for, any Damages which are suffered or incurred by the Purchaser prior to the Expiration Date or to which the Purchaser may otherwise become subject to as a result of an alleged inaccuracy in or a breach of any of such representation or warranty, covenant or other obligation notified to the Seller prior to the Expiration Date in accordance with Section 10.01 above (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (a) any inaccuracy in or breach of any representation or warranty of Seller as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (b) any inaccuracy in or breach of any representation or warranty of Seller as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty; (c) any breach of any covenant or obligation of Seller set forth in this Agreement; (c) any Closing Indebtedness not disclosed; provided, however, that in no event shall such Damages be “double counted” for purposes of this Article 10.

Section 10.03	Limitations.

(a) Seller shall not be required to make any indemnification payment pursuant to Section 10.02(a) or Section 10.02(b) for any inaccuracy in or breach of any of the representations and warranties, of Seller in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by the Purchaser, or to which the Purchaser has otherwise become subject, exceeds an amount equal to U.S. $100,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Deductible, then the Purchaser shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

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(b) Subject to Section 10.03(c), the maximum liability of Seller under this Article 10 shall be equal to $3,750,000, except in the event of fraud or willful or intentional misrepresentation by Seller or any of its Representatives.

(c) Absent fraud or willful or intentional misrepresentation, the indemnification provisions contained in this Article 10 are intended to provide the sole and exclusive remedy following the Closing as to all Damages the Purchaser may incur arising from or relating to this Agreement or the Transaction (it being understood that nothing in this Section 10.03(c) or elsewhere in this Agreement shall affect the parties’ rights to specific performance with respect to the covenants referred to in this Agreement or to be performed after the Closing).

(d) Payments by Seller in respect of any Damages shall be limited to the amount of any Damages that remain after deducting therefrom any amounts actually received by the Purchaser pursuant to the terms of the insurance policies (if any) covering such Damages (net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such insurance proceeds).

Section 10.04	Claims and Procedures.

(a) If at any time prior to the Expiration Date, Purchaser determines in good faith that it has a bona fide claim for indemnification pursuant to this Article 10, Purchaser may deliver to Seller a certificate signed by any officer of Purchaser (any certificate delivered in accordance with the provisions of this Section 10.04(a) an “Officer’s Claim Certificate”):

(i) stating that the Purchaser has a claim for indemnification pursuant to this Article 10;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which the Purchaser claims to be entitled to receive, which shall be the amount of Damages the Purchaser claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by Purchaser) the material facts known to the Purchaser giving rise to such claim.

(iv) No delay in providing such Officer’s Claim Certificate prior to the Expiration Date shall affect the Purchaser’s rights hereunder, unless (and then only to the extent that) Seller is materially prejudiced thereby.

(b) If Seller in good faith objects to any claim made by Purchaser in any Officer’s Claim Certificate, then Seller shall deliver a written notice (a “Claim Dispute Notice”) to Purchaser during the 30-day period commencing upon receipt by Seller of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Purchaser in the Officer’s Claim Certificate. If Seller does not deliver a Claim Dispute Notice to Purchaser prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Purchaser’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate.If Seller delivers a Claim Dispute Notice, then Purchaser and Seller shall attempt in good faith to resolve any such objections raised by Seller in such Claim Dispute Notice. If Purchaser and Seller agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and Seller shall be prepared and signed by both parties.

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(c) If no such resolution can be reached during the 45-day period following Purchaser’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Purchaser or Seller may bring suit to resolve the objection in accordance with Sections 11.07, 11.08 and 11.09. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Purchaser and Seller. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 10.05 Defense of Third-Party Claims. Except as otherwise provided in Article 10, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against an Acquired Company, against Purchaser or against any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse the Purchaser pursuant to this Article 10 (each, a “Claim”), Purchaser shall have the right, upon written notice to Seller within thirty (30) days of receipt of a Claim, to assume the defense and control of such Claim; provided that Seller shall be permitted to participate in such prosecution and defense and Purchaser will provide Seller reasonable access to all relevant information and documentation relating to the Claim and the prosecution and defense thereof. If Purchaser so proceeds with the defense of any such Claim:

(a) Seller shall make available to Purchaser any documents and materials in its possession or control that may be necessary to the defense of such Claim, or, in the event the delivery of such documents and materials would (i) violate Applicable Law or (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of the Seller’s attorney-client privilege, Seller shall provide summaries, excerpts or any other information in connection with such documents and materials to the maximum extent legally permissible and shall use reasonable efforts to assist and participate in such defense (at its own expense, which amount shall not constitute “Damages” of the Seller) as it relates to such materials and documents; and

(b) Purchaser shall not enter into settlement of any Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

Purchaser shall give Seller prompt notice of the commencement of any such Claim against the Purchaser; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under this Article 10 (except to the extent such failure materially prejudices the defense of such Proceeding). Such notice shall describe the Claim in reasonable detail based upon the information then possessed by Purchaser, include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable and to the extent known to Purchaser, of the Damages that have been or may be sustained by the Purchaser.

Section 10.06 No Contribution. Seller shall not have, and shall not be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

ARTICLE 11.
Miscellaneous

Section 11.01 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

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if to Purchaser, to:

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South

Attention: Lawrence Metelitsa

Facsimile No.: (732) 395-4401

Email: lmetelitsa@lucbro.com

if to Seller, to:

with a copy to (which shall not constitute notice):

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.02 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.03	Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses. Except as otherwise provided herein (including Section 9.03), all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction, shall be paid by the party incurring such cost or expense.

Section 11.05 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

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Section 11.06	Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Closing, Purchaser may assign this Agreement to an Affiliate, lender, acquirer, or successor of Purchaser or the Acquired Companies or in connection with a sale of all or substantially all of the assets of Purchaser without the consent of Seller; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.08 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction shall be brought in any federal court located in the State of New Jersey or any New Jersey state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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Section 11.11 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ESPORTS ENTERTAINMENT GROUP,INC.

By:
Name:
Title:

AHG ENTERTAINMENT ASSOCIATES, LLC

By:
Name:
Title:

LHE ENTERPRISES LIMITED

By:
Name:
Title:

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EXHIBIT A

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Right to Purchase ______ shares of Common Stock of Esports Entertainment Group, Inc. (subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No.	Issue Date:

ESPORTS ENTERTAINMENT GROUP, INC., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received, ________________, with an address at _______________________, or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date until 5:00 p.m., E.D.T. on the three (3) year anniversary of the Issue Date (the “Expiration Date”), up to __________ fully paid and non-assessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a per share purchase price of $8.00. The purchase price per share, as adjusted from time to time as herein provided, is referred to herein as the “Purchase Price.” The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein. The Company may reduce the Purchase Price for some or all of the Warrants, temporarily or permanently, provided such reduction is made as to all outstanding Warrants for all Holders of such Warrants.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall mean Esports Entertainment Group, Inc., a Nevada corporation.

(b) The term “Common Stock” includes (i) the Company’s Common Stock, $0.001 par value per share and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 5 hereof or otherwise.

(d) The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of this Warrant.

1. Exercise of Warrant.

1.1. Number of Shares Issuable upon Exercise. From and after the Issue Date through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of Section 1.2 hereof or upon exercise of this Warrant in part in accordance with Section 1.3 hereof, shares of Common Stock of the Company, subject to adjustment pursuant to Section 3 hereof.

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1.2. Full Exercise. This Warrant may be exercised in full by the Holder hereof by delivery to the Company of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and delivered within two (2) business days thereafter of payment, in cash, wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price then in effect. The original Warrant is not required to be surrendered to the Company until it has been fully exercised.

1.3. Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by delivery of a Subscription Form in the manner and at the place provided in Section 1.2 hereof, except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect. On any such partial exercise, upon the written request of the Holder, provided the Holder has surrendered the original Warrant, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised.

1.4. Fair Market Value. For purposes of this Warrant, the Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(a) If the Company’s Common Stock is traded on an exchange or on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE AMEX Equities, then the average of the closing sale prices of the Common Stock for the five (5) trading days immediately prior to (but not including) the Determination Date;

(b) If the Company’s Common Stock is not traded on an exchange or on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE AMEX Equities, but is traded on the OTC Bulletin Board or in the over-the-counter market or Pink Sheets, then the average of the closing bid and ask prices reported for the five (5) trading days immediately prior to (but not including) the Determination Date;

(c) Except as provided in clause (d) below and Section 3.1 hereof, if the Company’s Common Stock is not publicly traded, then as the Holder and the Company shall mutually agree, or in the absence of such an agreement after good faith efforts of the Company and the Holder to reach an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided; or

(d) If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all of the Warrants are outstanding at the Determination Date.

1.5. Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

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1.6. Delivery of Stock Certificates, etc. on Exercise. The Company agrees that, provided the purchase price listed in the Subscription Form is received as specified in Section 2 hereof, the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which delivery of a Subscription Form shall have occurred and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part and the payment is made, and in any event within five (5) business days thereafter (“Warrant Share Delivery Date”), the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of, and delivered to, the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 hereof or otherwise. The Company understands that a delay in the delivery of the Warrant Shares after the Warrant Share Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Warrant Shares upon exercise of this Warrant the proportionate amount of $100 per business day after the Warrant Share Delivery Date for each $10,000 of Purchase Price of Warrant Shares for which this Warrant is exercised which are not timely delivered. The Company shall promptly pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Warrant Shares by the Warrant Share Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a written notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

1.7. Buy-In. In addition to any other rights available to the Holder, if the Company fails to deliver to a Holder the Warrant Shares as required pursuant to this Warrant, and the Holder or a broker on the Holder’s behalf, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Warrant Shares which the Holder was entitled to receive from the Company (a “Buy-In”), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Purchase Price of the Warrant Shares required to have been delivered together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For purposes of illustration, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of Purchase Price of Warrant Shares to have been received upon exercise of this Warrant, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, which shall include evidence of the price at which such Holder had to purchase the Common Stock in an open-market transaction or otherwise.

2. Payment of Purchase Price. Payment upon exercise may be made at the written option of the Holder in cash, wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Purchase Price, in each case accompanied by delivery of a properly endorsed Subscription Form, for the number of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

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3. Adjustment for Reorganization, Consolidation, Merger, etc.

3.1. Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in (1) a transaction where the consideration paid to the holders of the Common Stock consists solely of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1934 Act, or (3) a transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, cash equal to the Black-Scholes Value (as defined herein). For purposes of any such exercise, the determination of the Purchase Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Purchase Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3.1 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. “Black-Scholes Value” shall be determined in accordance with the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the Volume Weighted Average Price of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of such request and (iii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

3.2. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3 hereof, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 5 hereof.

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4. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 4. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

5. Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. This Warrant entitles the Holder hereof, upon written request, to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company’s Common Stock.

6. Company Warrant Call. The Company shall have the right to cause the exercise of this Warrant (“Forced Exercise”). The Company shall deliver prior written notice to the Holder at least two (2) business days (“Forced Exercise Notice”) prior to the effective date (the “Forced Exercise Effective Date”) of such Forced Exercise. In order to effectuate a Forced Exercise, the VWAP of the Common Stock shall equal or exceed 125% of the Purchase Price of the Common Stock for 20 consecutive trading days. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices), (b) if no volume weighted average price of the Common Stock is reported for the Trading Market,, the most recent reported bid price per share of the Common Stock, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

7. Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

8. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, twice only, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. Maximum Exercise. The Holder shall not be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its Affiliates of more than 4.99% of the outstanding shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days’ prior notice from the Holder to the Company to increase such percentage.

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10. Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

11. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to Esports Entertainment Group, Inc., 170 Pater House, Psaila Street, Birkirkara, Malta, BKR 9077, Attn: Grant Johnson, with a copy by fax only to (which shall not constitute notice) Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Iselin, NJ 08830, Attn: Joseph M. Lucosky, Esq., facsimile: (732) 395-4401, and (ii) if to the Holder, to the address and facsimile number listed on the first paragraph of this Warrant.

12. Law Governing This Warrant. This Warrant shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its principles of conflicts of laws or of any other State. Any action brought by either party hereto against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts of Nevada or in the federal courts located in the state of Nevada. The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company and the Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to, such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant or any other transaction document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

13. Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

14. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

15. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[-Signature Page Follows-]

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IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

ESPORTS ENTERTAINMENT GROUP, INC.

By:
Name:	Grant Johnson
Title:	Chief Executive Officer

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Exhibit A

FORM OF EXERCISE

(to be signed only on exercise of Warrant)

TO: ESPORTS ENTERTAINMENT GROUP, INC.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $______. Such payment takes the form of ___ $__________ in lawful money of the United States

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to __________________________________________, whose address is ___________________________. _______________________________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

A-1

Dated:___________________
(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

A-2

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of ESPORTS ENTERTAINMENT GROUP, INC. to which the within Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of ESPORTS ENTERTAINMENT GROUP, INC., with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated: __________________, _______
(Signature must conform to name of holder as specified on the face of the warrant)

Signed in the presence of:

(Name)
(address)

ACCEPTED AND AGREED:
[TRANSFEREE]
(address)

(Name)

B-1

DISCLOSURE SCHEDULES

3.01(b)	Corporate Existence and Power: Company Subsidiaries

(i)	Argyll Entertainment AG, a company registered in Switzerland with registered number CHE-244.999.055 and its registered office address at Bahnhofstrasse 10, 6300, Zug, Switzerland (“AEAG”);

(ii)	Nevada Holdings Limited a company registered in Malta with registered number C65659 and its registered office address at Level 1, Casal Naxaro, Labour Avenue, Naxxar NXR 9021 Malta (“Nevada”); and

(iii)	Argyll Productions Limited, a company incorporated in England and Wales with registered number 08644076 and its registered office address at 15-17 Grosvenor Gardens, London, SW1W 0BD, UK (“APL”)

3.05(d)	Capitalization; Subsidiaries

The Company owns 100% of the issued share capital of each Subsidiary as follows:

(i)	AEAG (1,000 registered shares each with a par value of 100 CHF);

(ii)	Nevada (1,200 ordinary shares each with a par value of 1 EUR); and

(iii)	APL (100 ordinary shares each with a par value of 1 GBP)

3.07(a)	The Covid-19 pandemic, which resulted in the cessation of the majority of global sporting events, clearly impacted the businesses website offerings. With Football (soccer) and Horse Racing accounting for 75% of UK Sports Operators Turnover, expectation was a similarly material drop in turnover during the April and May as both sports effectively shut down. However, whilst Sports Turnover fell 43% versus pre-Covid levels (with Esports Turnover increasing significantly to part offset the reduction in Football/Horse Racing markets), Casino Turnover was up 63%. We were therefore not materially impacted, with other larger UK operators reporting significantly greater business impact.

3.07(d)	Prior to closing the Agreement, the following share transfers will be completed to ensure that all Acquired Companies were wholly owned by the Company:

Nevada Holdings Limited:

600 ordinary shares owned by Stuart Tilly to be transferred to LHE Enterprises Limited; and

600 ordinary shares owned by David Griffiths to be transferred to LHE Enterprises Limited

APL:

100 ordinary shares owned by David Griffiths to be transferred to LHE Enterprises Limited.

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3.07(e)	See 3.07(d) above.

3.07(j)	APL took advantage of a UK Government backed Covid-19 business scheme by taking out a £250,000 loan with HSBC on 6th May 2020 the details of which are as made available in folder 3.9 of the Tresorit Data Room. The loan is interest free for the first 12 months and charged at 3.49% over the Bank of England base rate per annum thereafter. Repayments begin from month 13, with 23 monthly capital repayments of £10,416.67 (exclusive of interest) and a final payment of £10,416.59 at month 36 (the end of the term).

3.07(q)	In relation to AEAG, a pre-tax ruling request was submitted to the local Zug tax authorities (the local Canton) and the Federal tax authorities requesting formal confirmation that there would be no adverse tax implications for AEAG in waiving the Intercompany Indebtedness as referenced in Section 5.05 of the Agreement. Seeking a pre-tax ruling is standard practice for Swiss incorporated companies. The favourable pre-clearance ruling has been received from Zug as made available in folder 3.6.7 of the Tresorit Data Room confirming that AEAG in waiving the debt will not be subject to corporation tax on the waived amount and it will not prejudice AEAG’s ability to roll forward losses against future corporation tax. We are expecting the tax ruling to be received back from the Federal tax authorities prior to Closing confirming that Stamp Duty of 1% would not be levied on the amount of the loan waived.

3.08(c)	See 3.07(j) above.

3.09(a)(i)	APL leases office space subject to the terms of the lease as made available in folder 5 of the Tresorit Data Room. Annual rent is £110,200 per annum expiring 13 May 2022.

3.09(a)(ii)	The following contracts as made available in folder 2.1 of the Tresorit Data Room involve the license by AEAG of Intellectual Property, Technology or Third Party IP”

(i)	Licensing agreement with SBTech (Global) Limited for the licensing and use of its sports betting and casino platform.

(ii)	Licensing agreement with ISB Technology Sarl for the licensing and use of casino games software.

(iii)	Licensing agreement with Inspired Gaming (Gibraltar) Limited for the licensing and use of virtual games software.

(iv)	Licensing agreement with Leap Limited for the licensing and use of virtual games software.

(v)	Licensing agreement with IMG Data Limited for the licensing and use of sports data.

(vi)	Licensing agreement with Sports Information Services Limited for the licensing and use of sports data.

(vii)	Licensing agreement with The Press Association Limited for the licensing and use of sports data.

(viii)	Licensing agreement with Safecharge Limited for the licensing and use of payment processing gateway services.

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(ix)	Licensing agreement with Paypal (Europe) Sarl for the licensing and use of payment processing e-wallet services.

(x)	Licensing agreement with Flip Sports Limited for the licensing and use of customer loyalty programme software

(xi)	Licensing agreement with Ecom Access Inc for the licensing and use of Income Access affiliate management software.

(xii)	Licensing agreement with Mobios Solutions Limited for the licensing and use of Optimove customer retention management software.

(xiii)	Licensing agreement with GBG Group Plc for the licensing and use of customer verification software.

(xiv)	Licensing agreement with Iovation Inc for the licensing and use of customer fraud monitoring software.

(xv)	Sponsorship agreement with Solihull Moors Football Club for the licensing and use of brand design assets.

(xvi)	White label brand services agreement with Redzone Sports Limited for the provision by us of a RedZone branded offering.

(xvii)	White label brand services agreement with Rush Gaming Limited for the provision by us of a Fansbet branded website offering.

3.09(a)(v)	The following contracts as made available in folder 2.1 of the Tresorit Data Room involve a revenue share element as part of the contract consideration:

(i)	Licensing agreement with SBTech (Global) Limited for the licensing and use of its sports betting and casino platform.

(ii)	Licensing agreement with ISB Technology Sarl for the licensing and use of casino games software.

(iii)	Licensing agreement with Inspired Gaming (Gibraltar) Limited for the licensing and use of virtual games software.

(iv)	Licensing agreement with Leap Limited for the licensing and use of virtual games software.

(v)	Sponsorship agreement with Solihull Moors Football Club for the licensing and use of brand design assets.

(vi)	White label brand services agreement with Redzone Sports Limited for the provision by us of a RedZone branded offering.

(vii)	White label brand services agreement with Rush Gaming Limited for the provision by us of a Fansbet branded website offering.

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3.09	See 3.07(j) above.

(a)(vii)

3.09	See 3.07(j) above.

(a)(xi)

3.09	Licensing agreement with Flip Sports Limited for the licensing and use of customer
(a)(xiii)	loyalty programme software and the provision of general I.T support services as made available in folder 2.1 of the Tresorit Data Room. Flip Sports Limited is a member of the Seller’s Group.

3.09(c)	The Licensing agreement with SBTech (Global) Limited for the licensing and use of its sports betting and casino platform as made available in folder 2.1 of the Tresorit Data Room contains a change of control clause at clause 16.6 if a “Competitor” acquires our business. We do not consider the Buyer to be a Competitor for the purposes of this clause on the basis that the Buyer is not a business to business provider within the gaming industry.

3.12(a)(ii)	See 3.09(a)(i) above.

3.14(a)	AEAG owns a European Union wide trademark of the Sportnation logo under EU IPO registration number 016889231. The certificate of registration is as made available in Folder 9 of the Tresorit Data Room.

3.14(b)	The following contracts as made available in folder 2.1 of the Tresorit Data Room involve the license by AEAG of Intellectual Property Rights and Technology, all of which are on a non-exclusive basis unless otherwise specified.

(i)	Licensing agreement with SBTech (Global) Limited for the licensing and use of its sports betting and casino platform.

(ii)	Licensing agreement with ISB Technology Sarl for the licensing and use of casino games software.

(iii)	Licensing agreement with Inspired Gaming (Gibraltar) Limited for the licensing and use of virtual games software.

(iv)	Licensing agreement with Leap Limited for the licensing and use of virtual games software.

(v)	Licensing agreement with IMG Data Limited for the licensing and use of sports data.

(vi)	Licensing agreement with Sports Information Services Limited for the licensing and use of sports data.

(vii)	Licensing agreement with The Press Association Limited for the licensing and use of sports data.

(viii)	Licensing agreement with Safecharge Limited for the licensing and use of payment processing gateway services.

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(ix)	Licensing agreement with Paypal (Europe) Sarl for the licensing and use of payment processing e-wallet services.

(x)	Licensing agreement with Flip Sports Limited for the licensing and use of customer loyalty programme software. Such licence of the customer loyalty programme software is on an exclusive basis until 30 June 2021 at which point the licence reverts to a non-exclusive basis.

(xi)	Licensing agreement with Ecom Access Inc for the licensing and use of Income Access affiliate management software.

(xii)	Licensing agreement with Mobios Solutions Limited for the licensing and use of Optimove customer retention management software.

(xiii)	Licensing agreement with GBG Group Plc for the licensing and use of customer verification software.

(xiv)	Licensing agreement with Iovation Inc for the licensing and use of customer fraud monitoring software.

(xv)	Sponsorship agreement with Solihull Moors Football Club for the licensing and use of brand design assets.

(xvi)	White label brand services agreement with Redzone Sports Limited for the provision by us of a RedZone branded offering.

(xvii)	White label brand services agreement with Rush Gaming Limited for the provision by us of a Fansbet branded website offering.

3.14(c)	Non applicable.

3.14(g)	Non applicable.

3.14(i)(ii)	See 3.09(c) above.

3.14(k)	Licensing agreement with Flip Sports Limited for the licensing and use of customer loyalty programme software as made available in folder 2.1 of the Tresorit Data Room. Flip Sports Limited is a member of the Seller’s Group and is the proprietary owner of the customer loyalty software used by AEAG.

3.14(l)	List of open source software used is made available in folder 8.2 of the Tresorit Data Room.

3.17	AEAG holds a remote sportsbook and casino licence issued by the UK Gambling Commission as made available in folder 6.1 of the Tresorit Data Room and a remote bookmakers permit issued by the Irish Revenue as made available in folder 6.3 of the Tresorit Data Room.

Following AEAG’s most recent compliance assessment conducted by the UK Gambling Commission, AEAG is required to implement additional player protection compliance measures and processes as per the Compliance Assessment findings letter as made available in the Compliance Assessment sub-folder of 6.1 of the Tresorit Data Room. Whilst compliance assessments are conducted regularly as part of the UK Gambling Commission’s regulatory oversight and are not considered to be formal regulatory action, if we do not implement the requested processes the UK Gambling Commission may choose to initiate formal regulatory action to force us to implement them. Our intention is of course to comply with the UK Gambling Commission’s requests as per the Action plan as agreed with the UK Gambling Commission as made available in the Compliance Assessment sub-folder of 6.1 of the Tresorit Data Room.

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There have been many examples over the last 2 years of operators (large and small) failing compliance assessments and receiving large fines and in light of the current regulatory climate in the UK, AEAG considers the results of the Compliance Assessment to be a positive one. However, as the measures AEAG will be required to implement will be largely focused on player protection and restricting player losses, it is likely that such measures will impact turnover in the short term whilst UK players become accustomed to the new measures. AEAG expects to mitigate this with entry into new geographical markets utilising the Buyers existing Maltese gaming licence.

3.18(b)	See 3.07(q) above.

3.19	List of employees is made available in folder 4.1 of the Tresorit Data Room.

3.21	See 3.14(k) above.

3.22	Seller had engaged Partis Solutions to assist with introducing potential buyers for the Company. Whilst Partis Solutions were not the direct introducer of the Buyer to the Seller, as the Buyer also engages Partis Solutions, there may be an introduction fee owed and payable by the Buyer as a result (to be discussed with the Buyer).

6.03(a)	The directors of the Acquired Companies immediately prior to Closing are:

(i) LHE: Gene Harris and David Griffiths.

(ii) AEAG: Gene Harris, David Griffiths, Stuart Tilly and Andreas Thommen.

(iii) Nevada: David Griffiths and Stuart Tilly.

(iv) APL: Stuart Tilly.

8.02(f)	See 3.14(k) above.

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